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
US DIAGNOSTIC INC. AND SUBSIDIARIES
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COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
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                                   EXHIBIT 11

                                                                         THREE MONTHS                  NINE MONTHS
                                                                     ENDED SEPTEMBER 30,           ENDED SEPTEMBER 30,
                                                                     -------------------           -------------------
                                                                     1996           1995           1996           1995
                                                                     ----           ----           ----           ----

                                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

PRIMARY EARNINGS PER SHARE:

Weighted average shares outstanding                                18,287           4,671          10,662          3,755
Dilutive effect of conversions                                      2,991             908           3,359            908
                                                                   ------           -----          ------          -----

Primary weighted average shares of common stock and
common stock equivalents outstanding                               21,278           5,579          14,021          4,663
                                                                   ======           =====         =======          =====

Net Income                                                         $1,108            $823          $2,571         $2,026
                                                                   ======             ===           =====          =====

Earnings per share - primary                                         $.05            $.15            $.18           $.43
                                                                      ===             ===             ===            ===

FULLY DILUTED EARNINGS PER SHARE:

Weighted average shares outstanding, including
escrow shares                                                      20,325           4,671          12,254          3,755
Dilutive effect of conversions                                      2,957           7,182           4,846          5,996

Fully diluted weighted average shares of common stock
and common stock equivalents outstanding                           23,282          11,853          17,100          9,751
                                                                   ======          ======          ======          =====

Net Income                                                         $1,108        $    823          $2,571        $ 2,026

Adjustments to net income for interest savings, net
of income taxes                                                        --             955             --           2,477
                                                                   ------             ---          ------          -----

Adjusted Net Income                                                $1,108          $1,778          $2,571         $4,503
                                                                   ======           =====          ======          =====

Earnings per share - fully diluted                                   $.05            $.15            $.15           $.46
                                                                     ====            ====            ====            ===
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